Exhibit 5.1

Mazanti-Andersen Advokatpartnerselskab VAT: DK35892052	Amaliegade 10 DK-1256 København K +45 3314 3536

www.mazanti.dk	Klosterbakken 12 DK-5000 Odense C +45 6314 1414

Forward Pharma A/S

Østergade 24A, 1

1100 København K

13 December 2021

Ref. 66031

Forward Pharma A/S, company reg. no. (CVR) 28865880 – Registration statement on Form F-3 filed with the United States Securities Exchange Commission

We have acted as Danish legal counsel to Forward Pharma A/S (the “Company”) in relation to the preparation and filing by the Company with the United States Securities Exchange Commission of a Registration Statement on Form F-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 70,356,900 ordinary shares of the Company of DKK 0.01 nominal value each (the “Shares”) represented by American Depositary Shares (“ADSs”) that may be resold by the selling shareholders identified in the Registration Statement. Each ADS represents 14 Shares.

In our capacity as such counsel, we are familiar with (i) the proceedings relating to the creation of the Company as a Danish public limited liability company organized under the laws of Denmark, and (ii) the proceedings taken by the Company in connection with the issuance of the Shares.

1.	Basis of the opinion

For the purpose of this opinion we have examined the following documents:

(a)	A copy of the Registration Statement;

(b)	The articles of association of the Company as registered with the Danish Business Authority on the date hereof;

(c)	An online transcript from the Danish Business Authority on the date hereof, with respect to the Company;

(d)	Such other documents, agreements and records as we have deemed necessary for the purposes of rendering this opinion.

The documents mentioned in Sections 1a) — 1d) above are referred to as the “Documentation” or individually as a “Document”.

2.	Assumptions

In rendering this opinion, we have relied, without independent verification, upon the following assumptions:

(a)	That each Document is true, correct and fully updated and has not been amended, waived or revoked after the date of each such Document and that all material supplied to us has been supplied in full and has not subsequently been altered or amended;

(b)	That copies submitted to us of minutes of meetings and/or resolutions correctly record the proceedings at such meetings and/or subject matter which they purport to record, and that all resolutions set out in such copies were duly passed;

(c)	The information contained in the online transcript from the Danish Business Authority (cf. Section 1c)) concerning the Company being accurate, complete and updated;

(d)	The conformity to original and final documentation to the extent we have been presented with copies or draft Documentation, and that originals were or will be executed in the manner appearing on the copy; and

(e)	The genuineness of all signatures and dates on all Documentation (other than on behalf of the Company), examined by us, and that the identities of the signatories are as stated or written.

3.	Qualifications

In addition to the assumptions set forth in Section 2 above, this opinion is subject to the following qualifications:

(a)	This opinion is limited to the matters of the laws of Denmark as in effect today and as such laws are currently applied by Danish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Denmark; and

(b)	In rendering this opinion we have relied on certain matters of information obtained from the Company and other sources reasonably believed by us to be credible.

We assume no obligation to notify you of any changes to this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any change in the laws of Denmark which may hereafter occur.

4.	Opinion

Based on the assumptions set forth in Section 2 and the qualifications set forth in Section 3, we are of the opinion that:

(a)	The Company is a Danish public limited liability company (in Danish: “aktieselskab”) duly incorporated and validly existing under the laws of Denmark and registered with the Danish Business Authority;

(b)	The Shares are validly issued, fully paid and non-assessable.

5.	Reliance and limitation of liability

This opinion is limited to matters of the laws of Denmark as in effect and applied on the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark.

This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Yours sincerely,

/s/ Mazanti-Andersen Advokatpartnerselskab LLP

Attorney-at-law

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